Exhibit 99.1

Q32 Bio Appoints Adrien Sipos, M.D., Ph.D., as Interim Chief Medical Officer

— Dr. Sipos is an immunologist and seasoned Immunology and Inflammation (I&I) drug developer, with over 25 years of clinical development and medical affairs leadership experience —

WALTHAM, Mass.—June 25, 2025 – Q32 Bio Inc. (Nasdaq: QTTB) (“Q32 Bio”), a clinical stage biotechnology company focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases, today announced the appointment of Adrien Sipos, M.D., Ph.D., as Interim Chief Medical Officer. Dr. Sipos succeeds Jason Campagna, M.D., Ph.D., who will be departing the company.

“Adrien has a proven track record of success in roles that span clinical development and medical affairs supporting commercial launches. She brings deep I&I expertise that will be invaluable as we advance bempikibart in the ongoing Part B and open-label extension portions of the SIGNAL-AA Phase 2a clinical trial in patients with alopecia areata. We are thrilled to welcome Adrien to the team,” said Jodie Morrison, Chief Executive Officer of Q32 Bio. “We would also like to thank Jason for his contributions to Q32 Bio and for his role advancing bempikibart into Phase 2 clinical development.”

“It’s an exciting time to join Q32 Bio as we advance the SIGNAL-AA Phase 2a clinical trial and approach topline results from the Part B portion in the first half of next year. Bempikibart, a fully human anti-IL-7Rα antibody that blocks IL-7 and TSLP signaling, is a novel approach to treating alopecia areata and clinical data to date show promising potential for patients in need of new treatment options,” said Dr. Sipos. “I look forward to helping Q32 Bio advance bempikibart and have a meaningful impact for patients living with alopecia areata and other autoimmune and inflammatory diseases.”

Prior to joining Q32 Bio, Dr. Sipos served as President and Chief Medical Officer at PRAXICO Inc., where she advised both large and emerging biopharmaceutical companies on clinical development and medical affairs initiatives across multiple therapeutic areas and development stages. Prior to PRAXICO, Dr. Sipos was Head of Immunology, Late-Stage Clinical Development at Biogen, Inc., where she established the global clinical development organization for late-stage immunology and oversaw development and regulatory activities for multiple mid- to late-stage programs. Earlier, Dr. Sipos held clinical development and medical affairs roles of increasing responsibility, with an emphasis on immunology, at Sanofi Genzyme and Eli Lilly. Dr. Sipos completed postdoctoral research at the University of Oxford, Linacre College, and received a Ph.D. in Clinical Immunology from the Hungarian Academy of Sciences. She received an M.D. and completed her medical residency at Debrecen Medical University specializing in clinical immunology and endocrine care. Dr. Sipos is a member of the Beth Israel Deaconess Medical Center’s Institutional Biosafety Committee.

About Q32 Bio

Q32 Bio is a clinical stage biotechnology company whose science targets potent regulators of the adaptive immune system to re-balance immunity and is focused on developing innovative therapies for alopecia areata and other autoimmune and inflammatory diseases. About 700,000 people in the United States live with alopecia areata1, a disease which has a life-altering impact on patients and limited current treatment options. Q32 Bio is advancing bempikibart (ADX-914), a fully human anti-IL-7Rα antibody that re-regulates adaptive immune function, for the treatment of alopecia areata in an ongoing Phase 2 program. The IL-7 and TSLP pathways have been genetically and biologically implicated in driving several T cell-mediated pathological processes in numerous autoimmune diseases.

For more information, visit www.Q32Bio.com.

[1]	National Alopecia Areata Foundation

Availability of Other Information About Q32 Bio

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Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements contained herein which do not describe historical facts are forward-looking statements, including, among others, Q32 Bio’s beliefs, observations, expectations and assumptions regarding the data reported to date from Part A of the SIGNAL-AA Phase 2a clinical trial, the plan, purpose and timing of Part B of the SIGNAL-AA Phase 2a clinical trial and the anticipated timing of its data, the safety, tolerability, clinical activity, durability, potential efficacy and potential benefits of bempikibart, and Q32 Bio’s beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, including the leadership transition, which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Forward-looking statements are based on management’s current beliefs and assumptions, which are subject to risks and uncertainties and are not guarantees of future performance. Such risks and uncertainties include, among others, the risk that additional data, or the results of ongoing data analyses, may not support Q32 Bio’s current beliefs and expectations for bempikibart, including with respect to the durability of clinical responses, the risk that ongoing and future clinical studies, including Part B of the SIGNAL-AA Phase 2a clinical trial, may not be completed by the first half of 2026 or at all, might be more costly than expected or might not yield anticipated results, the risk that Q32 Bio may use its capital resources sooner than currently anticipated and such other risks and uncertainties identified in Q32 Bio’s periodic, current and other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and any subsequent filings with the SEC, which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect Q32 Bio’s results of operations and its cash flows, which would, in turn, have a significant and adverse impact on Q32 Bio’s stock price. Q32 Bio cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Q32 Bio disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

Contacts:

Investors: Brendan Burns

Argot Partners

212.600.1902

Q32Bio@argotpartners.com

Media: David Rosen

Argot Partners

646.461.6387

david.rosen@argotpartners.com